 Execution Copy

EMPLOYMENT AGREEMENT

BETWEEN:
LOWER LAKES TOWING LTD.

(the "Company")

- and –

SCOTT BRAVENER

(the "Executive")

(collectively referred to as the "Parties")

RECITALS:

A.           The Executive has been employed with the Company in the position of President and Chief Executive Officer since August 1, 1995.

B.           The Executive has specialized knowledge and valuable skills and experience, which are critical to the management of the Company and its affiliates, Lower Lakes Transportation Company, Grand River Navigation Company, Inc., Black Creek Shipping Company, Inc., and each of their subsidiaries (each a "Member Company"), and to the continuing success of the business of the Company and the Member Companies.

C.           The Company wishes to secure the continued services of the Executive under the terms of this Agreement and the Executive wishes to provide continued services under the terms of this Agreement.

D.           The Company and the Executive are parties to an Employment Agreement, dated October 8, 2009 (the “2009 Employment Agreement”), which the Company and the Executive intend to be superseded and replaced in all respects by this Agreement.

NOW THEREFORE, for value received the Parties agree as follows:

1.           DUTIES AND RESPONSIBILITIES

1.1           Positions, Duties and Responsibilities

(a)           The Company confirms the continuing appointment of the Executive in the position of President and recognizes for all purposes the Executive's past service with the Company. The Executive will be responsible for the general supervision and control over the day to day operations of the Company and each Member Company (to the extent permissible under laws and regulations applicable to the business of each such Member Company), and shall have such duties and responsibilities consistent therewith, including those duties and responsibilities set out in Schedule A to this Agreement. All senior management of the Company and each Member Company (to the extent permissible under laws and regulations applicable to the business of each such Member Company) will report directly to the Executive. The Executive will report to the Board of Directors of the Company as required by law (and the Board of Directors of each such Member Company, as applicable in accordance with law).  However, ultimately, the Executive will have a direct line reporting relationship with the Company’s parent, Rand Logistics, Inc. (“Rand”) and to its President and to its Executive Chairman, which shall have overall decision making authority for the Company and each Member Company. The Executive will continue to serve on the Board of Directors of the Company. The Executive will also serve as the President of Lower Lakes Transportation Company, and as an officer of each such other Member Company, and Director of all Canadian Member Companies, and a Director of Rand Logistics, Inc. ("Rand") to the extent desired by the Board of Directors of each such other Member Company or Rand, in each case without additional compensation therefor.

(b)           The Executive shall devote all of his business time, attention and energies, on a full time and exclusive basis, to the business and affairs of the Company and the Member Companies, shall use his best efforts to advance the best interests of the Company and the Member Companies, and shall not during the Term be engaged in any other business activities, whether or not such business activities are pursued for gain, profit or other pecuniary advantage, without approval of the Board of Directors of the Company; provided, however, that, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees or (ii) manage passive personal investments, in either case so long as any such activities do not interfere with the performance of his responsibilities as an employee of the Company in accordance with this Agreement or adversely affect or negatively reflect upon the Company or the Member Companies.

(c)           Irrespective of anything else in this agreement to the contrary, the Executive agrees to comply with the Rand Insider Trading Policy and Procedure in place from time to time, a copy of which is attached to this Agreement updated to March 19, 2008.

1.2           Reassignment

The Company shall not reassign the Executive to another position within the Company or within a Member Company, or alter the duties, responsibilities, title, or reporting lines of the Executive in a manner inconsistent with this Agreement or past practice. The Company shall not change the location of the Executive's employment unless the Executive agrees to such change.

1.3           Travel

The Executive shall be employed at the Company's location in Port Dover, Ontario. The Executive shall be available for such business-related travel as may be required for the purposes of carrying out the Executive's duties and responsibilities.

1.4           Healthcare Program

The Executive shall participate in the Annual Executive Program of the Cleveland Clinic in Toronto, or such similar program as may be offered by other institutions, as may be agreed between the parties.  The Company shall continue to pay such fees or other charges as may be incurred as a result of Executive’s participation in any such program.

2.           TERM OF EMPLOYMENT

(a)           This Agreement will commence on April 1, 2014 and will continue for a fixed term, ending March 31, 2016 (the "Term") subject to paragraph 2 (b) and Section 9 of this Agreement. The Term may be extended upon mutual written agreement of the Parties (“Successive Term”). Notwithstanding Subsection 9.2 of this Agreement, if at or near the end of the Term the parties agree in writing to negotiate or continue to negotiate the terms of an extension or a further extension of this Agreement, the Term or Successive Term shall be extended and the terms of this Agreement or successive agreement shall remain in effect until such date that one of the parties notifies the other in writing that negotiations for an extension or renewal are at an end at which date the Term shall be at an end.

(b)           In the event of a Change of Control of Rand, the Term set out in paragraph 2 (a) will be adjusted for all purposes of this Agreement (including, for greater certainty, Subsection 9.2) and shall end on a date that is 18 months from the date of Change of Control if such date is earlier than the end of the Term.  “Change of Control” shall mean (A) any person or group (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Hyde Park Holdings LLC or any of its affiliates, or a group that includes any such persons, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of any securities of Rand which carry the right to vote in the election of, or participate in the appointment of, Rand’s directors (“Voting Securities”), representing 50% percent or more of the total voting power of all the then-outstanding Voting Securities, (B) the individuals who, as of the date hereof, constitute Rand’s Board of Directors, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to Rand’s Board of Directors was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the members of Rand’s Board of Directors, (C) consummation of a merger, consolidation, recapitalization or reorganization of Rand, or a subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by Rand, provided, that any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a subsidiary and not Rand, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction shall not be deemed a Change of Control if the voting power of each such continuing holder relative to other such continuing holders not substantially altered in such transaction or (d) the stockholders of Rand approve a plan of complete liquidation of Rand or consummation of an agreement for the sale or disposition by Rand of all or substantially all of Rand’s assets.

3.           BASE SALARY

The Executive will continue to be paid an annual salary in the amount of Cdn. $294,752, which amount will increase annually, commencing April 1, 2015 by the lower of: (i) an amount equivalent to a rise in the Consumer Price Index as determined by Statistics Canada for the prior 12 months; or (ii) 3% of base salary on a year over year basis.  Notwithstanding the forgoing, the base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors of Rand with input from the Executive and Rand’s President and Executive Chairman. The Company, at its sole discretion, may decide to increase base salary in a greater amount in any given year. The base salary in effect at any given time will be the “Base Salary”. The Executive's Base Salary will be payable in accordance with Company practices and procedures as they may exist from time to time.

4.           BONUS

4.1           Bonus Plan

The Executive shall be a "Participant" in the Management Bonus Program Agreement (the "Bonus Plan"), on the terms set out below and be paid an amount (“Performance Bonus”) from fiscal year to fiscal year equal to an amount not less than 40% of Base Salary if the Company achieves a target to be set on an annual basis by the Compensation Committee of the Board of Directors of Rand with input from the Executive and Rand’s President and Executive Chairman. Financial results for meeting such targets will be measured from Rand’s Audited Financial Statements for the fiscal year ending March 31. Bonus will be paid no later than the following September 30.

4.2           Equity Compensation

(a)           Equity Awards

The Executive will be permitted to participate in Rand’s 2007 Long-Term Incentive Plan or under any other of Rand’s equity incentive plans adopted following the date of this Agreement in accordance with its terms at a level decided by the Compensation Committee of the Board of Directors of Rand.

5.           RETIREMENT PLANS AND PENSION

The Company will make annual contributions to the Executive's Registered Retirement Savings Plan in an amount that is not less than Cdn. $24,270, or, subject to the approval of the Compensation Committee of the Board of Directors of Rand, such greater amount as may be permitted by applicable law.

6.           OTHER BENEFITS

The Executive shall be entitled to participate in or receive fully paid benefits under any health and accident plan or any other employee benefit plan or arrangement made available now or in the future by the Company to its executives and key management personnel but such benefits must be at least equivalent to those provided to the Executive in the fiscal year ended March 31, 2014, or as may be provided to the Company’s Class 1 employees if such benefits are greater.

7.           VACATION

The Executive will continue to be entitled to five weeks paid (at then current Base Salary) vacation per calendar year. Unused vacation days may not be carried over from one calendar year to the next, and any unused vacation days as of the end of a calendar year shall be forfeited by the Executive. The Executive will arrange vacation time to suit the essential business needs of the Company.

8.           PERQUISITES AND EXPENSES

8.1           Automobile

The Company will continue to lease an automobile for the Executive (the "Lease") to be used at the Executive's discretion at a maximum monthly cost to the Company of not more than Cdn. 1,039.00 + HST as of April 1, 2014 (which may increase on an annual basis based on the average Consumer Price Index for the prior 12 months as published by Statistics Canada). In addition to the Lease, the Company will pay all related expenses (maintenance and repair, service, insurance, gasoline, etc.) related to all use of such automobile.

8.2           Reimbursement of Expenses

The Company recognizes that the Executive will incur expenses in the performance of the Executive's duties. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in the course of employment, including reasonable travel and entertainment expenses.

8.3           Professional Dues

The Company will pay for or reimburse the Executive for reasonable Professional Society Dues or fees and reasonable Recertification costs.

9.	TERMINATION OF EMPLOYMENT; NON-COMPETITION; NON- SOLICITATION

9.1	Terminations Resulting in No Further Obligation by the Company to the Executive

The Company shall have no further obligations to the Executive hereunder, or under statute, common law or otherwise, in the event of the following terminations of employment:

(a)           Voluntary Resignation or Resignation Without Notice

In the event the Executive voluntarily resigns without: (i) Good Reason; or (ii) without at least sixty (60) days advance written notice to the Company even if there is Good Reason.

(b)           Cause

In the event the Executive's employment is terminated for Cause, which term for the purposes of this Agreement shall mean (i) conviction of the Executive of a criminal offence involving fraud, larceny, misappropriation of funds, embezzlement or dishonesty; (ii) receipt by or on behalf of Executive or any member of Executive's immediate family of any personal profit arising out of in connection with a transaction to which the Company or a Member Company is party without making full prior disclosure to Rand and the Company or such Member Company; (iii) any misfeasance, nonfeasance or malfeasance by Executive which causes material harm to the Company or a Member Company; (iv) a breach by the Executive of any material term of this Agreement, or failure of the Executive to follow and carry out the lawful instructions of the Board of Directors of the Company, a Member Company or Rand, in each case after notice and reasonable opportunity for the Executive to cure such breach or failure; (v) the Executive having been under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or alcohol during the performance of his duties under this Agreement (it being understood that the Executive will attend industry functions at which alcohol will be consumed by the Executive), or while otherwise under the influence of drugs or alcohol, engages in inappropriate conduct; or (vi) the Executive having engaged in behavior that would constitute grounds for liability for sexual harassment or discrimination.

For greater certainty, under this subsection 9.1, the Executive will receive no Performance Bonus or pro-rated Performance Bonus and no Separation Package but the Executive will continue to be bound by subsections 9.5, 9.6, 9.7 and 9.8 of this Agreement

9.2	Termination by the Company without Cause or Failure to Renew upon Expiry of the Term

(a)           Without Cause and Failure to Renew:  The Company may terminate the Executive's employment without Cause: (i)  at any time prior to the expiry of the Term; or (ii) upon the expiry of the term and each successive expiry of the Term where the Company decides not to renew this Agreement (including a situation where the Company and the Executive cannot agree on the terms of a renewal), in each case by providing the Executive with (A) any then accrued but unpaid Base Salary and Performance Bonus as of the date of termination or non-renewal and any outstanding reimbursable expenses incurred by the Executive prior to the date of termination or non-renewal, (B) payment, in equal monthly payments for a period of twenty four (24) months, of an amount equal to two (2) times the average of the Executive’s T-4 Statement of Remuneration Paid1 (reported taxable income) from the Company for the three (3) completed calendar years immediately preceding the date of such termination, and (C) continuation of benefits provided pursuant to Sections 5 and 6 for the payment period (the foregoing clause (A), (B) and (C) being referred to as the "Separation Package").  The Separation Package will terminate and all obligations of the Company thereunder will end should the Executive breach any of subsections 9.5, 9.6, 9.7 or 9.8 of this Agreement.

(b)           Upon the termination of the Executive’s employment for any reason, any of the Executive’s outstanding equity-based awards granted under Rand’s 2007 Long-Term Incentive Plan or under any other of Rand’s equity incentive plans adopted after the date of this Agreement shall be forfeited or become vested as provided in accordance with the terms of the applicable award agreement.

(c)           The Executive shall receive the Separation Package without the requirement to mitigate and, subject to breach of subparagraphs 9.5, 9.6, 9.7 or 9.8 of this Agreement, alternative employment will not reduce the Executive’s entitlements under the Separation Package.

(d)           The first payment of continuing salary described as component “(B)” of the Separation Package shall be made within 30 days of the date of Termination and the second and each subsequent monthly payment will be made on or before the day which is the same calendar day of the first payment (e.g. : if the first payment is made on the 5th of the month, each subsequent payment will be made on or before the 5th of each following month).   Should the Company fail to make a payment by the date due or fail to continue or to pay any other component of the Separation Package (unless agreed in writing between the parties), the Executive may advise the Company in writing of the default and after receipt of the notice of default in writing the Company shall have 30 days to cure such default.  Should the Company fail to cure the default within the required time, the Executive shall be relieved, notwithstanding anything else in this Agreement, of the Executive’s obligation under subsections 9.5 and 9.6 of this Agreement.  Irrespective of default, continuing default or failure to honour some or all of the components of the Separation Package the Executive shall not be relieved of Executive’s other continuing obligations under subsections 9.7 or 9.8 of this Agreement.  In respect of this paragraph it shall not be a breach of subsection 9.7 of this Agreement for the Executive to interview an employee of the Company or employ an employee of the Company responding to a general advertisement for open employment positions as long as the Executive took no personal active steps, directly or indirectly to solicit or entice that employee to apply for or seek the position.

__________________
1 Canadian equivalent of U.S. W-2 Form.

(e)           In respect of the Separation Package in this subsection 9.2 and in subsection 9.3, accrued Performance Bonus means, and will include: (a) any Performance Bonus as determined under section 4.1 of this Agreement but unpaid for the prior fiscal year of the Company, to be payable by the Company to the Executive by September 30 of the year of termination; and (b) a prorated Performance Bonus in the fiscal year of termination that is the number of completed months of employment in that fiscal year divided by 12 of the amount of the annual Performance Bonus as calculated in section 4.1 of this Agreement, to be payable by the Company to the Executive by September 30 of the following fiscal year.

(f)           Further in respect of the Separation Package in this subsection 9.2 and in subsection 9.3, the Company may, at its sole discretion, decide to: continue the policies of Long Term and Short Term Disability insurance (“LTD” and “STD”) in place at the time of termination, if available; pay conversion of policy premiums for the Executive’s conversion of the policies in place, if available; pay the premiums of a replacement individual policy or policies;  or self insure either LTD or STD insurance on terms the same as the terms of the policy or policies in effect at the time of termination.

(g)           Further as to this subsection 9.2 and subsection 9.3, should the Executive become injured or disabled during the period that he is entitled to the Separation Package, the Executive will receive STD or LTD benefits commencing only after the 24 months continuing payments under the Separation Package have been paid to the Executive.

9.3           Termination by the Executive for Good Reason

Except where the Executive does not provide at least 60 days notice, should the Executive terminate his employment for Good Reason, as hereinafter defined, he shall receive the Separation Package, with the restrictions on STD and LTD contained in subsection 9.2, except that all obligations of the Company under the Separation Package will end should the Executive breach any of subsections 9.5, 9.6, 9.7 or 9.8 of this Agreement.  Failure of the Executive to terminate his employment on the occurrence of any event which would constitute Good Reason shall not constitute waiver of his right under this subsection 9.3 should Good Reason continue. "Good Reason" is defined as the occurrence of any of the following without the Executive's express written consent:

a)           any material diminution or change in the Executive’s duties as President of the Company, after notice to the Company of, and reasonable opportunity of the Company to cure, such alleged Good Reason;

b)           failure by the Company to permit the Executive to continue to participate in the Bonus Plan in effect as determined in accordance with section 4.2 of this Agreement or to provide the Executive with benefits and other pension or retirement plans in accordance with Sections 5 and 6 substantially consistent with those plans in which the Executive has participated in periods immediately prior to the Term;

c)           the Company relocating the Executive's principal office outside of Port Dover, but only if the Company and the Executive cannot agree on terms and conditions under which the Executive would relocate; or

d)           any breach by the Company of any material term of this Agreement after notice to the Company of such breach and reasonable opportunity to cure such breach.

9.4           Disability and Death

(a)           The Executive shall, upon his Disability (as defined below), have the right to receive the Separation Package as defined in paragraph 9.2(a) of this Agreement and those items of compensation as set out in paragraph 9.4(b) that vest upon Disability. Upon his death the Executive’s estate shall receive only any then accrued but unpaid Base Salary, unpaid Performance Bonus and pro-rated Performance Bonus in the year of death, any item of compensation that vests upon the death of the Executive as set out in paragraph 9.4(b) and any outstanding reimbursable expenses incurred by the Executive prior to the date of death. For purposes of this Agreement, a "Disability" shall mean: (i) the Executive’s absence from the normal performance of the Executive’s duties pursuant to a reasonable determination made in accordance with the Company’s long-term disability plan that Executive is disabled and entitled to long-term disability benefits as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months; provided, that, in the event that the Company does not have a long-term disability plan at such time, such determination of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months shall be made in a written statement from a reputable independent physician selected by the Company that is reasonably satisfactory to the Executive (or the Executive’s personal representative, if applicable). The Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician selected by the Company for the purposes of a determination of Disability pursuant to this Section 9.4.  A willful failure to cooperate in a timely manner to a request for examination by the independent physician will be considered cause for termination under paragraph 9.1 (b) of this Agreement.

(b)           Should the employment of the Executive be terminated by the Executive’s death or Disability, (i) the Restricted Shares and (ii) all of the Executives outstanding equity-based awards granted under Rand’s 2007 Long-Term Incentive Plan or under any other of Rand’s equity incentive plans adopted following the date of this Agreement shall immediately vest.

9.5           Non-Competition

The Executive further agrees that during his employment and for a period of  24 months after termination of his employment for any reason, the Executive will not in any way be associated with or involved, directly or indirectly with, serve as an employee, officer, director, or in any advisory capacity with, either individually or in partnership or jointly or in conjunction with, any person, firm, trust, partnership, association, syndicate or company, as principal, agent, shareholder, trustee or in any other manner whatsoever otherwise carry on or be engaged in or be concerned with, or start up or create, any person, firm, corporation or other entity within Canada or the United States engaged in the marine transportation business on the Great Lakes and the St. Lawrence Seaway, except as a shareholder holding less than  5% of the outstanding shares of any such corporation whose shares are listed and posted for trading on a recognized stock exchange.

9.6           Non-Solicitation of Customers

The Executive shall not, during his employment or within 24 months following the termination of his employment for any reason, directly or indirectly, solicit any customer of the Company or any Member Company (or any person or entity that was a customer of the Company or of any Member Company in the 12 months immediately preceding such termination) in order to attempt to direct any such customer or former customer away from, or to do less business with, the Company or any Member Company.

9.7           Non-Solicitation of Employees

The Executive shall not, during his employment or within 24 months following the termination of his employment for any reason, directly or indirectly recruit, solicit or endeavour to entice away from the Company or any Member Company any individual who is an employee of, or service provider to, the Company or any Member Company, or who was an employee of, or provided services to, the Company or any Member Company at any time during the 12 months immediately preceding such solicitation.

9.8           Non-Disclosure of Confidential Information:

In addition to the fiduciary duties that the Executive owes to the Company, each Member Company and Rand, the Executive agrees that he will not, at any time during or after the termination of his employment under this Agreement, use for his own benefit, either directly or indirectly, or disclose or communicate in any manner to any individual, corporation, or other entity, other than the Company the relevant Member Company or Rand, any confidential information acquired by him during his employment, regarding any actual or intended business activity, product, service, plan or strategy of the Company, Member Company or Rand. As used in this Agreement, “confidential information” shall include all information disclosed to or known by the Executive as a consequence of or developed through or during his employment by the Company or his association with each Member Company or Rand including all knowledge, information and materials regarding the Company's, the Member Companies’ or Rand’s  products, services, processes, know-how, customers, suppliers, product and/or service development, business plans, and research, as well as confidential information about financial, marketing, pricing, cost, compensation or any other proprietary matters relating to the Company, each Member Company or Rand whether or not subject to other protection (except that the intention of this subsection is not to prevent the Executive from using his general skills and knowledge of the Marine Industry, including customers, suppliers and pricing after the expiry of the non-competition period set out in subsection 9.5 or such knowledge known to the Executive prior to the Executive's employment by the Company or association with each Member Company or Rand or information in the public domain (unless improperly disclosed by the Executive)).

On termination of employment, for any reason, the Executive agrees that he will deliver copies of all documents in his possession containing Confidential Information in any form or stored on any media to the Company, will return all Company owned electronic equipment and will certify, if requested by the Company, that all Confidential Information has been permanently deleted from any privately owned electronic storage, computers and media.

9.9           Survival of Terms

The obligations of the Executive under sections 9.5, 9.6, 9.7, and 9.8 of this Agreement shall survive the termination for any reason of this Agreement.

10.           CHANGES TO AGREEMENT

Any modifications or amendments to this Agreement must be in writing and signed by all Parties or else they shall have no force and effect.

11.           ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Executive's heirs, executors, administrators and personal representatives.

12.           GOVERNING LAW, VENUE

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of Canada and the Province of Ontario (without giving effect to the principles of conflicts of law). Each party to this Agreement irrevocably agrees that any action or proceeding concerning or arising out of the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the courts located in the Province of Ontario. Each party and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

13.           NOTICES

13.1           Notice to Executive

Any notice required or permitted to be given to the Executive shall be deemed to have been received if delivered personally to the Executive or sent by courier to the Executive's home address last known to the Company.

13.2           Notice to Company

Any notice required or permitted to be given to the Company shall be deemed to have been received if delivered personally to, sent by courier, or sent by facsimile to:

Rand Logistics, Inc.
500 Fifth Avenue, 50th Floor
New York, NY 10110

Attention: Laurence S. Levy, Chairman
Facsimile:  212-644-6262
Telephone: 212-644-3450

with a copy to:

Hazzard & Hore
Barristers & Solicitors
141 Adelaide Street West, Suite 1220
Toronto, ON  M5H 3L5

Attention: Scott F. Hazzard
Facsimile: (416) 868-1468
Telephone: (416) 868-1551

14.           CURRENCY

All dollar amounts set forth or referred to in this Agreement refer to Canadian currency unless otherwise expressly stated.

15.           WITHHOLDING

All payments made by the Company to the Executive or for the benefit of the Executive shall be less applicable withholdings and deductions, except as instructed in respect of the Restricted Shares.

16           SAVINGS CLAUSE

The parties hereto agree that if, in any judicial proceeding, a court finds any portion of this Agreement unenforceable, such portion shall be interpreted to the maximum extent enforceable and the remainder of this Agreement shall be unaffected and enforced with its terms or to the maximum extent permitted by law.

Should any provision in this Agreement not meet the minimum standards or requirements of the Canada Labour Code as amended from time to time or said Act’s Regulations, then the minimum standard or requirement of the Canada Labour Code or its Regulations shall be substituted for the provision in this Agreement that does not meet the minimum requirements or standards and such minimum requirement or standard shall be incorporated and become part of this Agreement without affecting any other part of this Agreement.

17.           ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations and discussions between the parties hereto, there being no extraneous agreements.

IN WITNESS WHEREOF the Parties have duly executed this Agreement this 3rd day of July, 2014.

________________________	/s/ Scott Bravener
Witness	SCOTT BRAVENER

LOWER LAKES TOWING LTD. By: /s/ Joseph W. McHugh, Jr. Name: Joseph W. McHugh, Jr. Title: Vice President

SCHEDULE A

Operations

o	Oversee all aspects of operations.
o	Evaluation of vessels.
o	Oversee labour negotiations.
o	Review and approval of monthly equipment, maintenance and capital expenditures.
o	Problem solving.

Sales & Marketing

o	Lead business development effort and sales team.
o	Customer relationship management and development.
o	Pricing for all products, customers and profitability management.
o	Contract negotiations with new and existing customers.
o	Troubleshooting and problem solving.
o	Direct responsibility for key accounts.
o	Hire of new personnel.

Administration & Finance

o	Delegation of duties to senior management.
o	Strategic planning and implementation.
o	Oversee accounting functions and IT systems.
o	Accounts payable and cheque approvals.
o	Budgeting.
o	Legal, accounting and professional services assistance.
o	Hiring and firing of employees and determination of responsibilities of employees.
o	Corporate finance - support dealings with Company's bankers and other lenders.